AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
INTEGRATED PHARMACEUTICALS, INC.

Pursuant to the provisions of 30-1-1007 and 30-1-1003 of the Idaho Business Corporation Act (the “Act”), the undersigned corporation adopts the following Amended and Restated Articles of Incorporation to state as follows:

ARTICLE 1
NAME OF CORPORATION

The name of this corporation is: “Integrated Pharmaceuticals, Inc.”

ARTICLE 2
DURATION OF CORPORATE EXISTENCE

The corporation shall have a perpetual existence.

ARTICLE 3
REGISTERED OFFICE AND AGENT; PRINCIPAL OFFICE OF CORPORATION;
OTHER OFFICES; MEETINGS

The address of the registered office of the Corporation as of the date of this amendment and restatement is Eberle Berlin et al, 300 N 6th St., Boise ID 83702 and the name of the registered agent of the Corporation at such address is CT Corporation System.

The location of the principal office of this corporation, shall be as may be established from time to time by the Board of Directors and the corporation shall have the right to establish branch offices and qualify to do business elsewhere in the United States of America, or in foreign countries at such places as its Board of Directors may direct. Meetings of the stockholders or directors, either regular or special may be called and held at any place within or without the State of Idaho, and within the United States as the Bylaws from time to time provide.

ARTICLE 4
CORPORATE PURPOSES

The corporation may engage in any and all lawful acts or activities for which corporations may be organized under the Act.

ARTICLE 5
AUTHORIZED SHARES

Section 1. Authorized Capital Stock. The authorized capital of this corporation shall consist of seventy five million (75,000,000) shares of common stock, par value $0.01 per share, and twenty thousand (20,000) preferred shares, par value of $.10 per share, all of which stock shall be non-assessable.

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Section 2. Dividends. Subject to restrictions in these Articles of Incorporation and to the extent permitted by law, the Board of Directors may declare, and the corporation may pay, dividends from any tangible or intangible property legally available therefor. Dividends payable in shares of any class or series may be paid to the holders of shares of another class.

Section 3. Preferred Stock. Shares of Preferred Stock may be issued in one or more series or classes or series within a class. All shares of Preferred Stock in the same class and series shall be identical and have identical preferences, limitations and relative rights, except that shares of the same class and series issued at different times may vary as to the dates as to which dividends thereon shall be cumulative and except as otherwise prohibited by permissible law. Such classes or series shall be so designated as to distinguish the shares thereof from the shares of all other series of the Preferred Stock and all other classes of stock of the corporation. The Board of Directors is hereby expressly authorized (i) to establish classes or series of Preferred Stock and, within the limitations set forth in these Articles of Incorporation and such limitations as may be provided by applicable law, (ii) to prescribe the number of shares to be included in any series and the preferences, limitations and relative rights of each series of the Preferred Stock so established to the extent required under Section 30-1-601 of the Act as in effect from time to time, and (ii) to reclassify (a) any unissued shares of any class into one or more classes or one or more series within one or more classes or (b) any unissued shares of any series of any class into one or more classes or into one or more series within a class. Such action by the Board of Directors shall be expressed in a resolution or resolutions adopted by it and, prior to the issuance any shares of a class or series created under this section, the corporation must deliver to the Idaho Secretary of State articles of amendment setting forth the terms of the classes or series determined under this section. Without limitation thereon, the authority of the Board of Directors with respect to each class and series shall include the determination of any or all of the following, which may vary from class to class or series to series:

(i)    The number of shares constituting such class or series and the distinctive designation of that class or series;

(ii)    The dividend rate on the shares of such class or series, whether dividends shall be cumulative or partially so, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of such class or series;

(iii)    Whether such class or series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)    Whether such class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)    Whether or not the shares of the class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

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(vi)    Whether that series shall have a sinking fund for the redemption or purchase of shares of such class or series, and, if so, the terms and amount of such sinking fund;

(vii)    The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)    Any other relative rights, preferences and limitations of that series.

Section 4. Common Stock. Subject to the limitations set forth in these Articles of Incorporation, any applicable law and to the rights, if any, expressly granted to the holders of the Preferred Stock or any class or series of stock hereafter authorized, upon any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, any net assets of the corporation available for distribution to its shareholders shall be distributed ratably to the holders of the Common Stock. Without limiting the right of the corporation to distribute its assets or to dissolve, liquidate or wind up in connection with any sale, merger or consolidation, the sale of all or substantially all of the property of the corporation, or the merger or consolidation into or with any other corporation or corporations, shall not be deemed to be a distribution of assets in a dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, for purposes of this paragraph.

Subject to any applicable law and to the rights, if any, expressly granted to the holders of the Preferred Stock, or any class or series of stock hereafter authorized, the holders of the Common Stock shall have the exclusive right to vote in elections of directors and with respect to other matters.

Section 5. Control Share Acquisitions. At the time that the corporation becomes an “issuing public corporation” as defined in Section 1(e) of Chapter 110E of the General Laws of Massachusetts (“Regulation of Control Share Acquisitions of Foreign Corporations”) the provisions of such Chapter 110E shall apply to the corporation.

ARTICLE 6
BOARD OF DIRECTORS

Section 1. Number and Election. The management and affairs of the corporation shall be vested in and conducted by a Board of Directors. The Board of Directors shall consist of not less than three (3) nor more than eleven (11) members, the exact number to be fixed and determined from time-to-time by resolution of the Board of Directors. All directors shall each be elected at the annual meeting of shareholders and shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders' meeting at which a quorum is present. Shareholders do not have the right to cumulate their votes when voting for the election of directors.

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Section 2. Vacancies. Vacancies on the Board of Directors, including those arising as a result of newly created directorships resulting from any increase in the authorized number of directors, shall be filled by a majority vote of the directors then in office, or of a sole remaining director, even if the number of directors or director do so is less than a quorum. A director chosen to fill a vacancy shall hold office until the next election of directors by the shareholders and, if the Board has then been divided into classes, until the annual meeting at which members of that class are to be elected by the shareholders.

Section 3. Certain Board Actions. When evaluating any offer of another party for a tender or exchange offer for any equity security of the corporation, or any proposal to merge or consolidate the corporation with another corporation, or to purchase or otherwise acquire all of substantially all of the properties and assets of the corporation, the directors of the corporation may, in determining what they believe to be in the best interests of the corporation and its shareholders, give due consideration to the social, legal, and economic effects on employees and customers of the corporation and its subsidiaries, and on the communities and geographical areas in which the corporation and its subsidiaries operate, the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests maybe best served by the continued independence of the corporation.

ARTICLE 7
EXEMPTION FROM LIABILITY

Section 1. Elimination of Liability. No director of the corporation shall be personally liable to the corporation or its shareholders, for monetary damages for conduct as a director, or any action taken or any failure to act as a director, provided, however, that nothing herein shall be deemed to eliminate or limit such liability which may not be so eliminated or limited under any applicable law, as now in effect or as it may be amended from time to time, including, without limitation, as of the time these Articles of Incorporation were filed liability of a director for:

(1)	the amount of a financial benefit received by a director to which he or she is not entitled;

(2)	an intentional infliction of harm on the corporation or the shareholders;

(3)	a violation of Section 30-1-833, Idaho Code in effect as of the date these Articles of Incorporation are filed or as may be subsequently amended; or

(4)	an intentional violation of criminal law.

Section 2. Subsequent Statutory Amendments. If Idaho law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by Idaho law as so amended.

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Section 3. Article Amendment or Repeal. Notwithstanding any other provisions of the Articles of Incorporation or the Bylaws of the corporation, the provisions of this Article 7 may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the corporation, without the affirmative vote of two-thirds (2/3) of all votes entitled to be cast on the matter. Further, no amendment to or repeal of this Article 7 shall apply to or have any effect upon the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions which occurred prior to such amendment or repeal.

ARTICLE 8
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 1. Indemnification. The corporation may indemnify to the fullest extent permitted by law any director or officer of the corporation made a party to any proceeding because the person is a director or officer of the corporation against liability incurred in that proceeding.

Section 2. Advancement of Expenses. The corporation may pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding to the fullest extent permitted by the Act, and in particular Section 30-1-853 of the Act in effect as of the date these Articles of Incorporation are filed or as may be subsequently amended.

Section 3. Certain Definitions. For purposes of this Article 8, the terms “corporation”, director”, “office”, “expenses”, “liability”, “official capacity”, “party” and “proceeding" shall have the meaning given to them in Section 3-1-850 of the Act as in effect as of the date these Articles of Incorporation are filed or as maybe subsequently amended.

ARTICLE 9
ELECTRONIC NOTICE

The corporation is authorized to communicate any and all notices and other communications which it is required to provide to its shareholders via electronic mail, provided that the shareholder to whom the notice or other communication is proposed to be given has provided his, her or its email address to the corporation and has consented to receive notices and other communications electronically.

ARTICLE 10
AMENDMENT OF ARTICLES OF INCORPORATION; BYLAWS

Section 1. General. The corporation reserves the right to amend, alter, change or delete and provision contained in these Articles of Incorporation, in any manner now or hereafter prescribed by applicable law, and all rights conferred upon shareholders herein or as contemplated hereby are granted subject to such reservation.

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Section 2. Bylaws. In addition to the power conferred by statute upon the shareholders to amend, repeal or adopt Bylaws, the Bylaws of this corporation may, to the extent not prohibited under the Act, be amended or repealed and new Bylaws adopted by a majority of the directors of this corporation, provided, however, that the Board of Directors shall not amend or repeal any Bylaws which were either: (i) adopted, amended or repealed by the shareholders and, in the course of such adoption, amendment or repeal, the shareholders expressly provided that such Bylaws may not be amended, repealed or reinstated by the Board of Directors; or (ii) unless otherwise provided in the Bylaws, originally adopted by the shareholders and increases a quorum or voting requirement for the Board of Directors.

ARTICLE 11
CHANGES TO LAW REQUIRING UNANIMOUS WRITTEN CONSENT OF SHAREHOLDERS

If there is a change in the Act permitting the Shareholders to act without a meeting by a less than unanimous consent, then such change in law shall be automatically incorporated into these Articles of Incorporation by this reference and Shareholders shall be permitted to act, except that in no event shall the Shareholders act by a written consent signed by holders of fewer than a majority of outstanding voting securities entitled to vote on the matter than is the subject of the written consent and otherwise in compliance with the Bylaws.

ARTICLE 12
INCORPORATION

The name and address of the Incorporators are as follows:

Name            Address

Donald E. Majer    E. 4607 Perry, Spokane, Washington

Agnes E. Darling    Rt. 3, Box 371, Coeur d’ Alene, Idaho

Lester E. Darling    Rt. 3, Box 371, Coeur d’ Alene, Idaho

* * * * *

The undersigned hereby certifies that:

1.	The foregoing amendment and restatement of the articles of incorporation consolidate all amendments into a single document;

2.	The foregoing amendment and restatement of the articles of incorporation required shareholder approval;

3.	The foregoing amendment and restatement of the articles of incorporation was adopted by the board of directors on August 28, 2004, subject to the approval of the shareholders;

4.	The foregoing amendment and restatement of the articles of incorporation was duly approved by the shareholders in the manner required by the Act and the Corporation’s Articles of Incorporation on November 3, 2004.

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IN WITNESS WHEREOF, the undersigned does hereby execute these Amended and Restated Articles of Incorporation on behalf of the corporation on this 11th day of November, 2004.

By:	/s/ Chinmay Chatterjee, Ph.D.

Name: Chinmay Chatterjee, Ph.D. Title: President and CEO

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